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I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2008

Dear I-Flow Corporation Stockholder:

On May 22, 2008, I-Flow Corporation will hold its annual meeting of stockholders at the Westin South Coast Plaza, 686 Anton Boulevard, Costa Mesa, California 92626. The meeting will begin at 9:30 a.m. local time.

Only stockholders of record at the close of business on April 1, 2008 may vote at this meeting or any adjournments or postponements that may take place. At the meeting, our stockholders will consider the following actions:

1. To elect three Class III directors to the board of directors to serve until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified.

2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3. To attend to any other business properly presented at the meeting and any adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the proxy statement that is attached to and a part of this notice. Our board of directors recommends that you vote FOR the three director nominees and FOR proposal 2.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors,
President and Chief Executive Officer

Lake Forest, California
April 9, 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our Corporate Secretary or by filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

PROXY STATEMENT 2008 ANNUAL MEETING OF STOCKHOLDERS
ELECTION OF DIRECTORS
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GOVERNANCE PRINCIPLES
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS
AUDIT MATTERS
ADDITIONAL INFORMATION

I-FLOW CORPORATION
20202 Windrow Drive
Lake Forest, California 92630

PROXY STATEMENT
2008 ANNUAL MEETING OF STOCKHOLDERS

INTRODUCTION

Your proxy is solicited by the board of directors of I-Flow Corporation for use at our 2008 annual meeting of stockholders to be held at 9:30 a.m. (local time) on Thursday, May 22, 2008, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and accompanying form of proxy will be first mailed to our stockholders on or about April 16, 2008. Our principal address is 20202 Windrow Drive, Lake Forest, California 92630. The annual meeting will be held at the Westin South Coast Plaza, 686 Anton Boulevard, Costa Mesa, California 92626.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies. We and our employees may solicit proxies in person or by telephone, facsimile or cable. Our employees will not receive any additional compensation for such solicitation. We will request brokers, banks and other nominees to forward proxies and proxy material to the beneficial owners of our common stock, and we will reimburse them for the expenses incurred in so doing.

Record Date and Voting Rights

Only stockholders of record at the close of business on the record date, April 1, 2008, are entitled to notice of, and to vote at, the annual meeting. As of April 1, 2008, there were 25,210,453 shares of our common stock outstanding held by 288 stockholders of record and approximately 9,900 stockholders who do not hold shares in their own name. Shares of our common stock each have one vote per share. A majority of our common stock outstanding on the record date and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock with respect to which the holders are present in person at the annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at the annual meeting for the purpose of determining whether a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

In voting for directors, the three candidates receiving the highest number of votes will be elected. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. To be approved, Proposal 2 will require the affirmative vote of a majority of shares of our common stock present in person or represented by proxy at the annual meeting. For Proposal 2, abstentions will be counted in tabulations of the votes cast on a proposal and will have the same effect as a vote against the proposal, whereas broker non-votes will not be counted for purposes of determining whether the proposal has been approved.

Proxies

Unless you otherwise direct in your proxy, each proxy will be voted FOR the election of the three director nominees named herein and FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If you have appropriately directed how the proxy is to be voted, it will be voted according to your direction. You may revoke your proxy at any time before it is voted at the annual meeting by submitting a written notice of revocation to our Corporate Secretary or by timely filing a duly executed proxy bearing a later date. Your proxy will not be voted if you are present at the annual meeting and choose to vote the shares represented thereby in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. This year, the term of the directors in Class III expires. Accordingly, three directors will be elected at the annual meeting.

Our nominees for election as directors at the annual meeting set forth below are incumbent directors. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless authority to vote for a nominee is withheld in a proxy, shares represented by proxies will be voted for all of the nominees. In the event that any nominee for director becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. Proxies cannot be voted for more than three directors, the number of nominees herein.

Director Nominees

Each of the persons listed below is nominated for election to Class III of our board of directors, each to serve a three year term ending at the 2011 annual meeting and until their respective successors are elected and qualified. Our board of directors recommends that you vote FOR each of the nominees.

John H. Abeles, M.D., 63, has been a director since 1985. Dr. Abeles has been the President of MedVest, Inc., a privately held consulting and venture capital firm in the medical products industry, since before 1990. He currently serves on the board of directors of the following public companies since the year noted: CyotoCore, Inc., formerly Molecular Diagnostics, Inc., a medical products company (1996); DUSA Pharmaceuticals, Inc., a biopharmaceutical company (1995); Oryx Technology Corp., a technology development company (1989); and CombiMatrix Corporation, a biotechnology company (2006). He also serves on the board of directors of the following private companies: Alison Raffaele Cosmetics, Inc., a cosmetics company; ContraFect Inc., a biotechnology company; Etubics Corporation, a biopharmaceutical company that is developing “next generation” vector vaccines for protection and therapeutic uses; UniMedica Inc., a web-enabled Medical School education consulting and publishing firm; Baystar BioSciences, a biotechnology company; Medezrin Ltd., a London-based biotechnology company; MediSync, a contract research organization financing entity; and ProMed Capital Group LLC, a private venture investment concern in Israel-based healthcare technology. Dr. Abeles is on the advisory board of Prescient Medical, Inc., a privately held medical technology company and Mercator Medical Corporation, a privately held medical technology company. Since 1992, he has also been a general partner of Northlea Partners, Ltd., a privately held family limited partnership. Since 1998, he has also served as Assistant Professor, Clinical Pharmacology and Therapeutics at the International University of Health Sciences. Since 1997, Dr. Abeles has served as a Director of Higuchi Bio-Science Institute, University of Kansas, and since 2001 has served as Director of College of Chemistry Advisory Board, University of California.

Donald M. Earhart, 63, has been a director since 1990 and the chairman of our board of directors since March 1991. Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Mr. Earhart has over 30 years of experience in the medical products industry. Prior to joining us, from 1986 to 1990, Mr. Earhart was a corporate officer and the President of the Optical Division of Allergan, Inc. Before 1986, he was a corporate officer and Division President of Bausch and Lomb and was an operations manager of Abbott Laboratories. He has also served as an engineering consultant at Peat, Marwick, Mitchell & Co. and as an engineer with Eastman Kodak Company. Mr. Earhart holds a Bachelor of Engineering degree from Ohio State University and an M.B.A. from Roosevelt University.

Henry Tsutomu Tai, Ph.D., M.D., 65, served as the chairman of our board of directors from 1985 to 1988 and has been a director continuously since 1990. Dr. Tai is the founder of I-Flow Corporation, although he has never been employed by the Company. Since 1977, he has been a practicing consultant in hematology and oncology. Currently, Dr. Tai is the President of Garfield Hematology and Oncology Consultants Medical Group, Inc., a medical consulting company. Dr. Tai holds a B.A. in Molecular Biology from Harvard University and a Ph.D. in Molecular Biology and an M.D. from the University of Southern California.

Continuing Directors

Class I: Currently Serving Until the 2009 Annual Meeting

James J. Dal Porto, 55, has been a director since 1996. Mr. Dal Porto joined us as Controller in October 1989 and was promoted to Treasurer in October 1990, to Vice President of Finance and Administration in March 1991, to Executive Vice President and Chief Financial Officer in March 1993, and to Chief Operating Officer in February 1994. Mr. Dal Porto was appointed Corporate Secretary in 2004. From 1984 to 1989, Mr. Dal Porto served as Financial Planning Manager and Manager of Property Accounting and Local Taxation at CalComp, a high technology manufacturing company. Mr. Dal Porto holds a B.S. in Economics from the University of California, Los Angeles and an M.B.A. from California State University, Northridge.

Jack H. Halperin, Esq., 61, has been a director since 1991. Mr. Halperin is a corporate and securities attorney who has been in private practice since 1989. He was a member of Solinger, Grosz & Goldwasser, P.C. from 1981 to 1987 and then a member of Bresler and Bab from 1987 to 1988. Mr. Halperin holds a B.A. degree from Columbia University and a J.D. degree from New York University Law School. From 1992 to 2004, he served on the board of directors of Memry Corporation, a publicly held manufacturer of components for medical devices. He also serves on the board of directors of Green Energy Resources, Inc., a publicly held wood biomass supplier to the commercial power and utility industry and Etubics Corporation, a privately held biopharmaceutical company that is developing “next generation” vector vaccines for protection and therapeutic uses.

Class II: Currently Serving Until the 2010 Annual Meeting

Joel S. Kanter, 51, has been a director since 1991.  Mr. Kanter has been the President of Windy City, Inc., a privately held investment management firm, since 1986. He is also the former Managing Director of Investor’s Washington Service, a privately held Washington, D.C.-based service that provides advice to institutional clients regarding the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter currently serves on the board of directors of the following public companies: Magna-Lab, Inc., a medical products company; Prospect Medical Holdings, Inc., a provider of management services to affiliated independent physician associations; Aquamatrix, Inc., a company that sells high tolerance hydrogels for medical products; Medgenics, Inc., an Israel-based biotechnology company; Pet DRx Corporation, an owner and operator of veterinary hospitals; and WaferGen Bio-systems, Inc., a company that develops, manufactures and sells diagnostic devices that assist in genetic prototyping for the pharmaceutical industry and other research institutions. Mr. Kanter also currently serves on the board of directors of the following privately held companies: DTS America, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; David Braun Productions, Inc., a provider of children’s television programs; Education Media, Inc., a “blank check” company formed for the purpose of acquiring one or more companies in the for-profit education industry; MediSynch, Inc., a company seeking to acquire clinical research organization companies; Prescient Medical, Inc., a medical technology company; Systems Impact, Inc., a developer of educational products; United Plant Products, LLC, a manufacturer of organic fertilizer products; Minds Eye Entertainment, Inc., a Canadian film production company; Pacific Biosciences, Inc., a manufacturer of dermatological products sold under the Clarisonic brand name; Windy City, Inc., an investment management firm; and the Kanter Family Foundation, an Illinois not-for-profit corporation.

Erik H. Loudon, 69, has been a director since 1991.  Since 1978, Mr. Loudon has been the Director of EHL Investment Services Limited, a privately held company in the British Virgin Islands that provides investment management services for private clients. Mr. Loudon currently serves on the board of directors of the following public investment funds, since the year noted: Blue Chip Selection Luxembourg (1985); Emerge Capital Luxembourg (1985); and Leaf Asset Management Luxembourg (1985).

Vote Required and Board Recommendation

For Proposal 1, the nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on Proposal 1 at the annual meeting. Our board of directors recommends that you vote FOR each of the named nominees in Proposal 1.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has served as our auditor since 1987. Representatives of Deloitte & Touche LLP are expected to be at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval. Nonetheless, the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP from our stockholders as a matter of further involving our stockholders in our corporate affairs and as a matter of good corporate governance. If the stockholders do not ratify this selection, the audit committee of the board of directors will reconsider its selection of Deloitte & Touche LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee of our board of directors, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

Vote Required and Board Recommendation

For Proposal 2 to be approved, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 at the annual meeting. Our board of directors recommends that you vote FOR Proposal 2.

GOVERNANCE PRINCIPLES

Board Committees, Meetings and Related Matters

Our board of directors has three standing committees: an audit committee, a compensation committee, and a corporate governance and nominating committee. All directors serving on these committees have been determined by our board of directors to be “independent.” The committees operate under written charters that we have adopted, and which are available for viewing by accessing our website at www.iflo.com, then “Investors,” then “Corporate Governance.”

The table below provides 2007 membership and meeting information for each of the board committees.

Corporate
Governance &
Name	Audit	Compensation	Nominating

Dr. Abeles	X	X	X
Mr. Halperin(3)	X(2)	X	X(1)
Mr. Kanter	X(1)(2)	X	X
Mr. Loudon	—	X	X
Dr. Tai	—	X(1)	X
2007 Meetings	7	6	2

(1)	Committee chairman

(2)	Audit Committee financial expert

(3)	Lead independent director

During our fiscal year ended December 31, 2007, our board of directors met eight times, three of which meetings were telephonic. All directors attended at least 75% of the aggregate total of (i) board meetings and (ii) meetings of the committees on which they served.

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. The 2007 annual meeting of stockholders was attended by all of our incumbent directors.

Director Independence

Our board of directors has affirmatively determined that Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai are “independent” within the meaning of the Nasdaq Marketplace Rule 4200(a)(15). During this review, the board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in our Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Neither Mr. Earhart nor Mr. Dal Porto were deemed to be “independent” because each is an executive officer of the Company.

Audit Committee

It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include: monitoring the integrity of our financial process and systems of internal controls regarding finance; accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; providing an avenue of communication among the independent registered public accounting firm, our management and our board of directors; and annually evaluating the performance of the committee and the adequacy of the committee’s charter. The audit committee has the authority to conduct any investigation that it deems appropriate to fulfill its responsibilities, and it has direct access to all of our employees and to the independent registered public accounting firm. The audit committee also has the ability to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts as it deems necessary in the performance of its duties.

The audit committee met seven times during 2007, and otherwise accomplished its business without formal meetings. The current members of the audit committee are Dr. Abeles, Mr. Halperin and Mr. Kanter. Mr. Kanter is the chairman of the audit committee. Our board of directors has determined that each of Dr. Abeles, Mr. Halperin and Mr. Kanter is “independent” within the meaning of the enhanced director independence standards contained in Nasdaq Marketplace Rule 4350(d) and the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) that relate specifically to members of audit committees. Our board of directors has also determined that Mr. Halperin and Mr. Kanter each qualify as an “audit committee financial expert,” as that term is used in Item 407(d)(5) of Regulation S-K. The “Report of the Audit Committee” is included in this proxy statement on page 27.

Compensation Committee

It is the responsibility of the compensation committee to assist the board of directors in the discharge of the board of directors’ responsibilities regarding the compensation of our employees and directors. With the assistance of the compensation committee, the board is responsible for establishing executive compensation, including the following:

•	determining the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and amounts of compensation and benefits provided to the Company’s executive officers; and

•	annually evaluating the performance of the chief executive officer.

In assisting the board with discharging its duties relating to executive compensation, the compensation committee is responsible for the following:

•	making recommendations to the board regarding the corporate goals and objectives relevant to the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives, and recommending the chief executive officer’s compensation elements and amounts to the board based on such evaluation. The chief executive officer may not be present during the compensation committee’s voting and deliberations regarding his compensation;

•	making recommendations to the board regarding the corporate goals and objectives relevant to executive officer compensation (other than the chief executive officer), evaluating such executive officers’ performance in light of such goals and objectives, and recommending the executive officers’ compensation elements and amounts to the board based on this evaluation;

•	reviewing at least annually director compensation and benefits and, if necessary, making recommendations to the board regarding changes in director compensation;

•	administering the Company’s incentive compensation plans, including its equity-based incentive plans;

•	examining and making recommendations to the board with respect to the Company’s overall compensation structure, policies and programs, including, without limitation, salary, incentive, stock, deferred, retirement and health benefits, and assessing whether such programs establish appropriate and adequate incentives;

•	making recommendations to the board regarding the creation, amendment, modification and termination of the Company’s compensation and employee benefit plans;

•	annually evaluating the adequacy of the compensation committee’s charter and recommending changes to the board as necessary; and

•	performing such other duties and responsibilities as are consistent with the purpose of the compensation committee and as the board or the compensation committee may deem appropriate.

The compensation committee is composed of five members, each of whom is an independent director as defined by applicable Nasdaq requirements. Each year, the compensation committee reviews compensation matters and makes recommendations to the board as to the matters listed above. The compensation committee meets at least three times per year at in-person meetings and as needed from time to time at additional meetings, including telephonic meetings. As noted earlier, the board ultimately makes compensation decisions. However, because the compensation committee is currently comprised of all five independent directors of the board, compensation matters are decided by the same persons at both the board and committee levels.

From time to time, the compensation committee retains a compensation consultant to advise the compensation committee with respect to benchmarking data, input on best practices and other developments in executive compensation, and to otherwise assist the compensation committee with its duties. In 2007, the compensation committee engaged WNB Consulting LLC (the “Consultant”). The Consultant, which has been retained by the compensation committee each year since 2004, reports directly to, and is retained directly by, the compensation committee. The Consultant attends most of the meetings, either in person or by telephone, of the compensation committee. In consultation with the Consultant, the compensation committee considers the reasonableness of the compensation paid to and incentives established for the executive officers and the directors. In conducting such evaluation, the compensation committee reviews and considers information provided by the Consultant regarding industry compensation practices and developments and comparative data that aids the compensation committee in evaluating executive and director compensation levels. In 2007, the Consultant assisted the compensation committee in establishing base salaries for each of the executive officers and determining the structure of the Corporate Officer Incentive Plan (discussed below) for the 2007 fiscal year, including the performance objectives.

While the compensation committee discusses with the chief executive officer his own compensation package, the board and compensation committee ultimately make decisions regarding the chief executive officer’s package based on the board’s and committee’s separate deliberations, with input from the Consultant and with the chief executive officer not present. The chief executive officer provides input to the compensation committee with respect to decisions regarding our chief operating officer’s and chief financial officer’s compensation. As in the case of the chief executive officer, compensation decisions regarding our chief operating officer and chief financial officer are ultimately made by the board and committee based on their separate deliberations, with input from the Consultant and with no executive officer present.

The compensation committee met six times in 2007, and otherwise accomplished its business without formal meetings. The current members of the compensation committee are Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai. Dr. Tai is the chairman of the compensation committee. The “Report of the Compensation Committee” is included in this proxy statement on page 15.

Corporate Governance and Nominating Committee

It is the responsibility of the corporate governance and nominating committee: to identify qualified individuals to become board members; to consider and make recommendations to the board regarding the composition of the board of directors, its committees and the chairpersons thereof; and to monitor and assess the effectiveness of the board of directors and its committees. The specific duties of the corporate governance and nominating committee include: identifying, screening and recommending to the board of directors candidates for election to the board of directors; evaluating director candidates recommended by our stockholders; monitoring the independence of current directors and nominees; and annually evaluating the performance of the committee and the adequacy of the committee’s charter.

The corporate governance and nominating committee met two times in 2007. Each of our non-employee directors (Dr. Abeles, Mr. Halperin, Mr. Kanter, Mr. Loudon and Dr. Tai) is a member of the corporate governance and nominating committee. Mr. Halperin is the chairman of the corporate governance and nominating committee.

Meetings of Non-Management Directors

The non-management members of the board of directors regularly meet without any members of management present during scheduled executive sessions of meetings of the compensation committee and corporate governance and nominating committee, both of which committees are comprised solely of independent directors.

Lead Independent Director

Our Corporate Governance Guidelines provide for the designation of a “Lead Independent Director.” The Lead Independent Director is elected annually by the independent directors and is responsible for setting the agenda for and presiding over the executive sessions of the independent directors, consulting with and advising the Chairman regarding board meeting agendas, schedules and information flow and any other functions that may be specified to the position. Our Lead Independent Director is currently Mr. Halperin.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors periodically reviews and approves this code. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free telephone hotline. Our updated code of conduct can be viewed on our website by accessing www.iflo.com, then “Investors,” then “Corporate Governance,” then “Code of Business Conduct and Ethics Policy.” If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications with the Board of Directors

Our stockholders may communicate with our board of directors, a committee of the board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. All communications will be compiled by the Corporate Secretary and forwarded to the board of directors, the committee or the director accordingly.

Director Nominations

The corporate governance and nominating committee regularly assesses the appropriate size of the board of directors, and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the corporate governance and nominating committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the corporate governance and nominating committee through current directors, professional search firms, stockholders or other persons. Once the corporate governance and nominating committee has identified a prospective nominee, the corporate governance and nominating committee will evaluate the prospective nominee in the context of the then-current constitution of the board of directors and will consider a variety of other factors, including the prospective nominee’s business, finance and financial reporting experience, and attributes that would be expected to contribute to an effective board of directors. The corporate governance and nominating committee seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The corporate governance and nominating committee does not evaluate stockholder nominees differently than any other nominee.

Pursuant to procedures set forth in our bylaws, our corporate governance and nominating committee will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame identified in our bylaws, a discussion of which appears below on page 28 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other matters, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee and information about the nominating stockholder and each nominee. These requirements are detailed in our bylaws, which were attached as an exhibit to our Current Report on Form 8-K filed on August 3, 2001. A copy of our bylaws will be provided upon written request to our Corporate Secretary.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was employed by us as an officer or employee.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines to assist the board in the exercise of its responsibilities and to promote more effective functioning of the board and its committees. The guidelines provide details on matters such as board membership criteria; selection of director candidates, including the Chairman of the Board and Lead Independent Director; board leadership development; director independence and executive sessions of independent directors; committee matters; board self-evaluation; board orientation and continuing education; and succession planning.

Our Corporate Governance Guidelines are available for viewing by accessing our website at www.iflo.com, then “Investors,” then “Governance Guidelines.”

Director Compensation

Cash Compensation.  We compensate our non-employee directors for attending meetings of the board of directors, and we reimburse all directors for expenses incurred in traveling to board meetings. From January 1, 2007 through February 21, 2007, each non-employee director received $1,000 for each board or committee meeting attended in person and $500 for each board or committee meeting attended telephonically. After February 22, 2007, each non-employee director received $1,200 for each board or committee meeting attended in person, $600 for all telephonic meetings of less than 45 minutes duration and $1,200 for all telephonic meetings of 45 minutes or more duration. In addition to meeting attendance fees, we pay each non-employee director a $4,000 quarterly retainer. During 2007, we also paid the chairman of the audit committee, the chairman of the compensation committee, and the Lead Independent Director an annual retainer of $10,000 each. These annual retainers are in addition to the non-employee director quarterly retainer. In 2007, the total amount of such fees paid to non-employee directors was $199,900.

The table below shows the cash amounts paid to each non-employee director for his service in 2007.

			Committee
			Chair/Lead
	Board	Board	Independent		Committee	Total
	Retainer	Meeting	Director		Meeting	Amounts
	Fees ($)	Fees ($)	Fees ($)		Fees ($)	Paid ($)

Dr. Abeles	16,000	6,000	—		13,200	35,200
Mr. Halperin	16,000	7,200	10,000	(1)	13,200	46,400
Mr. Kanter	16,000	7,200	10,000	(2)	13,200	46,400
Mr. Loudon	16,000	7,200	—		7,500	30,700
Dr. Tai	16,000	7,200	10,000	(3)	8,000	41,200

(1)	Lead Independent Director

(2)	Chairman of the Audit Committee

(3)	Chairman of the Compensation Committee

Equity Compensation.  Directors are also eligible to receive stock options, restricted stock and other stock-based awards pursuant to the I-Flow Corporation 2001 Equity Incentive Plan. Following the approval of proposals considered at the 2002 annual meeting of stockholders, the board of directors terminated the 1992 Non-Employee Director Stock Option Plan, and instead of the pre-determined annual grants under the 1992 Director Plan, each non-employee director is eligible to receive grants of stock options and other stock-based awards at the discretion of the board of directors.

Following a review of our director compensation practices, the compensation committee of the board of directors recommended that the board of directors replace annual grants of stock options to non-employee directors with annual grants of restricted stock. On February 22, 2007, upon the recommendation of the compensation committee, we authorized the grant of 5,000 shares of restricted common stock to each of our non-employee directors. The shares of restricted stock vested and all restrictions on transfer lapsed on the first anniversary of the date of grant. During 2007, we granted an aggregate of 25,000 shares of restricted stock to our non-employee directors.

On December 4, 2007, upon the recommendation of the compensation committee, we authorized the grant of 5,000 shares of restricted stock to each of our non-employee directors effective January 2, 2008. The shares of restricted stock will vest and all restrictions on transfer will lapse on the earlier of the first anniversary of the date of grant or a change in control.

The following table shows 2007 compensation for our non-employee directors.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
	($)(1)	($)(2)	($)

Dr. Abeles	35,200	70,622	105,822
Mr. Halperin	46,400	70,622	117,022
Mr. Kanter	46,400	70,622	117,022
Mr. Loudon	30,700	70,622	101,322
Dr. Tai	41,200	70,622	111,822

(1)	Represents amount of cash compensation earned in 2007 for board and committee service.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year for the fair value of restricted stock awards granted in 2007, in accordance with SFAS 123(R). The fair value of restricted stock awards is calculated based on the closing price of the Company’s common stock on the date of grant. There can be no assurance that the SFAS 123(R) amounts will be the amounts realized by the named directors.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis (“CD&A”)

Overview

Our executive compensation program is designed to attract, retain and motivate high quality employees who have the ability to produce strong business results and further the long-term success of the Company and to reward such employees for furthering the long-term success of the Company. The independent directors of our board of directors, all of whom are compensation committee members, are responsible for overseeing our executive compensation program. In order to motivate our executive officers and to achieve long-term stockholder value, the Company maintains an equity and cash incentive program, and the board utilizes this program as a significant part of total compensation for the executive officers. Currently, our executive officers are Donald M. Earhart, our President and Chief Executive Officer; James J. Dal Porto, our Executive Vice President, Chief Operating Officer and Corporate Secretary; and James R. Talevich, our Chief Financial Officer. For purposes of this CD&A, the reference to the “board” refers to the independent directors of our board of directors.

Our executive compensation program is specifically designed to accomplish the following objectives:

•	to provide competitive levels of base compensation in order to attract, retain and motivate high quality employees who are necessary to achieve our success and who provide continuity to management of the Company;

•	to tie individual total compensation to both the individual’s and the Company’s performance; and

•	to align the interests of our executive officers with those of our stockholders.

We face significant challenges in the coming years and will rely heavily upon our chief executive officer and other executive officers for leadership, strategic direction and operational effectiveness. Our long-term goals include increasing the awareness of our products, educating surgeons, hospitals and patients as to the clinical and financial benefits of our products, achieving the adoption of our products as a standard of care for the treatment of post-surgical pain and wound sites, and significantly growing revenues and stockholder value. Our chief executive officer has ultimate responsibility for these goals as part of maximizing our stockholders’ returns, and the compensation committee believes that our stockholders are best served if our chief executive officer and other executive officers have significant incentives to meet these expectations.

Due to the Company’s smaller size in earlier years and the desire to minimize overhead expenses, our management structure is such that each of our executive officers has more responsibilities as compared to executive officers at most other relatively similar companies. This “lean” organizational structure and the corresponding additional responsibilities that our executive officers have is taken into consideration by the board and compensation committee when analyzing and determining the appropriate levels of their compensation.

As described in more detail below, our executive compensation program uses a combination of fixed (base salary) and variable (performance incentive plans) elements. The following are the specific elements of compensation that are intended to achieve the objectives described above: (1) base salary, (2) annual short-term cash and equity incentive bonuses based on the performance of the Company and the individual, (3) benefits and perquisites, and (4) post-employment benefits. The board and compensation committee do not have any pre-established policies with respect to the allocation of base salary and incentive payments. Rather, the board and compensation committee undertake an annual evaluation of how to allocate the total compensation value between base salary and incentive payments that takes into account factors such as current competitive practices, projected compensation trends and the strategic needs and direction of the business.

The compensation committee reviews the competitiveness of each executive officer’s base salary, total annual cash compensation and the present value of the expected future value of equity compensation as compared to multiple sources of compensation information, including proxy statements and established compensation surveys, which either do not identify specific companies or are based on a large number of companies. The compensation committee does not compare against, and the Consultant does not present, compensation information as to any specific company. In presenting this general comparative information to the compensation committee, the Consultant researches and analyzes data for similarly situated executive officers at similar-sized companies in the life sciences industry, and more specifically the medical devices industry. Further, when conducting the analysis of proxy statements, the Consultant includes the companies that are followed by the analysts who also follow I-Flow in the collection of information that is presented to the compensation committee. Because of the Company’s business challenges and growth opportunities and the highly competitive market for high quality, experienced executive talent, the compensation committee considers a competitive position for total cash compensation for the Company’s executive officers to be the average of the competitive data information. The compensation committee considers this average position for its experienced executives to be appropriate for individual and Company performance that has met specific goals and objectives. For performance that exceeds the specific goals and objectives, the compensation committee believes that it is appropriate for total cash compensation to be higher than the average in the relevant marketplaces. For performance that is below the specific goals and objectives, the compensation committee believes that it is appropriate for total annual cash compensation to be below the average in the relevant marketplaces.

Similarly, for equity compensation, the compensation committee considers the average of the relevant marketplaces for equity incentives to be the appropriate position for the value of the annual grants of equity to the executives of I-Flow. The compensation committee considers the potential increase in the value of an equity grant from the grant date forward that results from an increase in the market price of I-Flow stock to align the executives’ interests with those of the Company’s stockholders.

Elements of Compensation

Base Salary

The board, upon the recommendation of the compensation committee, establishes base salaries for our executive officers at levels that are competitive with base salary compensation that is paid to executive officers of similarly situated companies, and not significantly below cash compensation available to our key executives through alternative employment at peer or other companies for which our executive officers’ experience would be valuable. Base salary levels are reviewed annually by the board and compensation committee and may be adjusted based on factors such as the performance of the Company, the scope of the executive officer’s responsibilities, the performance of the executive officer during the prior fiscal year, the executive officer’s experience and the competitive marketplace. The board and the compensation committee evaluate base salary levels together with other components of the executive officer’s compensation in determining the executive officer’s total compensation and whether such total compensation is consistent with the objectives of the Company’s compensation program. The board and compensation committee consider whether the base salary levels are reasonable in years where there may not be any incentive payments under the Corporate Officer Incentive Plan. In determining base salaries, the board and the compensation committee also consider and evaluate data provided by various surveys and data sources that are provided by the Consultant, which, based on such surveys, recommends a range for base salaries. These surveys, which generally have different focuses with respect to the subject companies, include companies in the life sciences industry and durable and non-durable goods manufacturers.

For 2007, Mr. Earhart’s base salary remained unchanged from 2006 at $434,199. Mr. Dal Porto’s base salary remained unchanged from 2006 at $274,116, and Mr. Talevich’s base salary remained unchanged from 2006 at $225,000. The compensation committee did not change the executive officers’ base salaries during 2007 because it believed that base salaries were competitive with base salary compensation that is paid to executive officers of similarly situated companies.

Bonus — Corporate Officer Incentive Plan

In order to motivate our executive officers to meet certain annually specified performance objectives, we established the Corporate Officer Incentive Plan (the “COIP”). The COIP is a performance-based program that has both short-term and longer-term incentive components in which our chief executive officer, chief operating officer and chief financial officer participate. The COIP focuses these executive officers on achieving key financial and strategic objectives that are expected to lead to the creation of value for our stockholders and to provide the executive officers with an opportunity to earn cash bonuses and stock-based awards that are tied to the Company’s performance. The structure and terms of the COIP, or a comparable bonus plan, are reviewed annually and approved early in the fiscal year by the board (with the executive officers on the board not voting), based on recommendations by the compensation committee. The COIP incorporates predetermined performance goals and target awards on an annual basis and sets forth threshold, target and maximum levels of performance and amounts. The Company’s performance is compared to the goals and that result determines the aggregate achievement percentage used to calculate the bonus pool for cash bonuses and stock-based awards, if any, for the year. In recent years, the COIP has been an important component of our executive compensation program and has accounted for a significant portion of the actual compensation earned by our executive officers. The emphasis on short-term goals is based on the competitive marketplace practices for short-term cash incentives that focus on the importance of delivering quarterly and annual results to the financial marketplace.

In addition to short-term annual cash compensation, the COIP provides for longer-term compensation in the form of equity grants. Prior to 2005, equity grants under the COIP were generally made using stock options issued under the Company’s 2001 Equity Incentive Plan (the “2001 Plan”). Subsequent to the issuance of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS 123(R)”), the compensation committee re-evaluated whether equity grants under the COIP should consist of options or whether another form of equity grant was more appropriate in motivating the executive officers, was more cost-effective because of the methodology of determining compensation expense for equity awards under SFAS 123(R) and allowed for managing dilution resulting from the grant of equity awards. The compensation committee determined that granting restricted stock under the COIP (issued under the 2001 Plan) was preferable to granting options due to more direct linkage between executive officers and stockholders by virtue of the executive officers directly holding stock as well as the possibility of fewer shares being issued for dilution purposes. The restricted stock provides for longer-term incentive compensation due to vesting requirements under the COIP. In addition, the executive officers have the ability to defer cash incentive bonuses awarded under the COIP into restricted stock, which are also subject to vesting requirements. With respect to the restricted stock that was issued to the executive officers based on performance in 2007, the restricted stock vests 50% on each of the first two anniversaries of the date of grant. Accordingly, due to the vesting requirements associated with restricted stock awarded under the COIP, our executive officers are provided with performance incentives on a longer-term basis. In determining the allocation of awards under the COIP from the cash and equity pool, the compensation committee focuses on the contributions made by the executive team to our performance. The compensation committee believes that such a retrospective analysis is most appropriate and practicable for our Company, which experiences numerous changes and operates in an uncertain environment and without the same types of standard measures of performance that are available to more seasoned companies.

Payments under the 2007 Corporate Officer Incentive Plan

On February 22, 2007, the compensation committee established the following performance criteria for the 2007 Corporate Officer Incentive Plan (the “2007 COIP”) pursuant to which our executive officers could earn cash bonuses and equity awards: (i) operating revenues from continuing operations (60% weighting) and (ii) operating expenses from continuing operations excluding stock-based compensation as a percentage of revenues (40% weighting). The overall goal achievement percentage was the sum of (i) the accomplishment percentage of each performance target times (ii) the weighting for each objective. Thus, if one or more targets was exceeded, the overall goal achievement percentage could be greater than 100%. All financial targets were considered to be plus or minus 1% of the absolute number. In order to provide flexibility to management to operate and grow the Company, awards could be adjusted for any major, strategic business events during the year; provided, however, that any adjustment must be approved by the compensation committee and the board. The allocation of the aggregate awards among the officers was determined by the compensation committee and the board based on their assessment of the contributions of each officer. The specific performance targets relating to operating revenues from continuing operations and operating expenses from continuing operations excluding stock-based compensation as a percentage of revenues set by the compensation committee for the 2007 COIP were based on targeted improvements in the financial performance of the Company’s continuing operations, excluding InfuSystem, Inc, which was sold during 2007. Payouts in connection with the 2007 COIP required achievement for continuing operations that exceeded the performance that was necessary in connection with the 2006 COIP. The specific performance targets that were established in connection with the 2007 COIP were aggressive and required the executive officers to achieve significant improvement in financial performance. The difficulty in achieving the specific performance targets is evidenced by the year to year trend in goal achievement, where the executive officers were paid at a lower percentage of the targeted awards under the 2007 COIP as compared to the goal achievement under the 2006 COIP.

In order to receive an award under the 2007 COIP, a minimum aggregate performance level of 85% was required. All cash and equity bonuses were capped at a maximum of the award amounts earned at the maximum overall goal achievement percentage of 108%. At an overall goal achievement percentage of 100%, the cash bonus award for the executive officers combined was an aggregate of $1,000,000, and the equity bonus award for the executive officers combined was an aggregate of 140,000 shares of restricted stock. For amounts earned above or below the 100% performance level, the exact amount was to be determined on a straight-line basis between specific performance thresholds. All equity awards were to be in the form of restricted stock granted pursuant to the 2001 Plan. The restrictions on the restricted stock would lapse and the shares would vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date. To be eligible for cash or equity awards under the plan, all employees were required to be on the Company’s payroll through the date of payment of the cash bonus.

After the completion of the 2007 fiscal year, the compensation committee reviewed the executive officers’ and the Company’s performance in light of the performance goals set forth in the 2007 COIP. On February 21, 2008, the board approved the following payouts under the 2007 COIP:

Donald M. Earhart:  As a result of his and the Company’s performance in fiscal year 2007, the compensation committee recommended, and the board determined, that Mr. Earhart was entitled to receive a bonus of $704,545 in cash and 82,955 shares of restricted stock.

James J. Dal Porto:  As a result of his and the Company’s performance in fiscal year 2007, the compensation committee recommended, and the board determined, that Mr. Dal Porto was entitled to receive a bonus of $469,697 in cash and 55,303 shares of restricted stock.

James R. Talevich:  As a result of his and the Company’s performance in fiscal year 2007, the compensation committee recommended, and the board determined, that Mr. Talevich was entitled to receive a bonus of $234,848 in cash and 27,652 shares of restricted stock.

Internal Pay Equity

With respect to internal pay equity (i.e., the compensation of an executive officer of the Company as compared to that of another executive officer), Mr. Earhart’s total compensation for 2007 was materially higher than the other named executive officers’ total compensation. While Mr. Earhart’s base salary was relatively comparable to those of the other named executive officers’, his “at risk” compensation was substantially higher than the other named executive officers’ “at risk” compensation based on his being the most accountable for the performance of the Company.

Stock Ownership Guidelines

The board of directors has adopted share ownership guidelines to align the interests of the board of directors and senior management with those of our stockholders. Directors, executives and other specified officers are required to retain and hold 50% of the shares that they acquire from any equity incentive award granted on or after January 2, 2006 (after subtracting shares sold to pay for option exercise costs, and relevant federal and state taxes which are assumed to be at the highest marginal tax rates) unless, at the time of receipt of the shares, the award holder owns shares (excluding unexercised stock options and unvested stock grants) with a value at or in excess of the following share ownership guidelines: (i) officers and key employees, including the chief executive officer, chief financial officer and chief operating officer — two times then-current annual base salary; and (ii) outside directors — two times then-current annual retainer (excluding supplemental retainers for committee chair service or service as Lead Independent Director). Award holders subject to the share ownership guidelines have until January 2, 2011 to satisfy the share retention rules above. Award holders who become subject to the guidelines after the initial adoption of the policy will have five years to satisfy the share retention requirements. The stock ownership requirements may be waived by the board in rare instances where compliance would create severe hardship or prevent an employee or director from complying with a court order. Employees and directors who fail to achieve their ownership target by the relevant deadline, or to maintain their ownership target following initial achievement, will become ineligible to receive incentive awards under our equity incentive plans until such time as they meet, or, as the case may be, again meet the ownership target.

Employment and Change In Control Agreements

We have entered into employment and change in control agreements with each of our executive officers. Specific information regarding these agreements is provided under the headings “Employment Agreements” and “Change In Control Agreements” below.

Stock Option Grant Practices

While we do not currently grant stock options to our executive officers, we have previously used stock options as part of our overall compensation program and may do so in the future. Awards of options are approved by the board or the compensation committee. It is the general policy of the Company that the grant of any stock options to eligible employees occurs without regard to the timing of the release of material, non-public information. Under the Company’s 2001 Equity Incentive Plan, the exercise price of options is determined by the plan administrator, and options may generally be granted at an exercise price that is greater than or less than the fair market value (as defined in the 2001 Equity Incentive Plan) of the common stock at the date of grant.

Perquisites and Other Benefits

Our executive officers receive perquisites and other benefits under the current executive compensation program. In particular, as disclosed under the “2007 Fiscal Year Perquisites and Other Benefits Table,” each of our executive officers receives supplemental life and health insurance and reimbursement of auto and gas expenses. Our executive officers also participate in the same benefit programs that are available to our other employees, including medical, dental and employee benefit plans, on the same terms as other employees.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other highest compensated executive officers whose compensation is reported in the summary compensation table of the proxy statement (other than the chief financial officer). However, “performance-based compensation” is not subject to this deduction limit and is thus fully deductible if certain conditions are met, including, for example, if a previously approved plan is re-approved by stockholders on a periodic basis (generally every five years). In 2007, our stockholders re-approved the performance goals that may be used by our compensation committee in administering the 2001 Plan.

The compensation committee’s policy is to generally preserve corporate tax deductions by qualifying as performance-based compensation that is over $1,000,000 and that is paid to executive officers specified in the tables. To this end, the board of directors and stockholders approved the 2001 Plan and stockholders re-approved the performance goals under the 2001 Plan in 2007, which permits annual incentive awards and stock options (and certain other awards) to qualify as performance-based compensation not subject to the limitation on deductibility. However, maintaining tax deductibility is but one consideration among many and is not the most important consideration in the design of the compensation program for our executive officers. The compensation committee considers the anticipated tax treatment both to the Company and the executive in its review and approval of compensation grants and awards. The deductibility of some types of compensation payments will be contingent upon the timing of an executive’s vesting or exercise of previously granted rights, and is also subject to amendment or modification based on changes to applicable tax law. The compensation committee may, from time to time, conclude that certain compensation arrangements are in the best interest of the Company and its stockholders and consistent with its stated compensation philosophy and strategy despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility.

* * * * * * *

Report of the Compensation Committee

The compensation committee of the board of directors has reviewed the Compensation Discussion and Analysis (the “CD&A”) and discussed the CD&A with management. Based on its review and discussions with management, the compensation committee recommended to the board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and this proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

COMPENSATION COMMITTEE

Henry Tsutomu Tai, Ph.D., M.D., Chairman
John H. Abeles, M.D.
Jack H. Halperin, Esq.
Joel S. Kanter
Erik H. Loudon

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation paid during the last two fiscal years to our chief executive officer, chief financial officer and our other most highly compensated executive officers who were serving as our executive officers at the end of the fiscal year ended December 31, 2007 (collectively, the “named executive officers”).

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Donald M. Earhart	2007	434,199	—	1,426,204	—	704,545	133,858	2,698,806
Chief Executive Officer	2006	437,682	—	869,027	48,098	912,516	104,361	2,371,684
James R. Talevich	2007	225,000	—	436,553	—	234,848	61,476	957,877
Chief Financial Officer	2006	217,600	—	256,571	8,336	304,172	31,330	818,009
James J. Dal Porto	2007	274,118	—	873,097	—	469,697	90,558	1,707,470
Chief Operating Officer	2006	277,599	—	513,140	13,151	608,343	82,911	1,495,145

(1)	Actual amounts paid vary slightly from our named executive officers’ base salaries due to the timing of payments (currently, every two weeks), which can result in total payments in one year that do not equal our named executive officers’ base salaries.

(2)	The value reported in the Stock Awards column for each named executive officer reflects the aggregate cost recognized in the Company’s financial statements for such stock awards for fiscal years 2006 and 2007. The costs for stock awards made during fiscal years 2006 and 2007 are determined in accordance with SFAS 123(R) and, under SEC rules, disregard adjustments for forfeiture assumptions. In accordance with SFAS 123(R), the cost for stock awards is based on the closing market value stock price on the date of grant and the expense is recognized using the straight-lined method over the requisite service period.

(3)	The value reported in the Option Awards column for each named executive officer reflects the aggregate cost recognized in the Company’s financial statements for option awards occurring in fiscal year 2006. No costs for option awards were recognized for the named executive officers during fiscal year 2007. The costs for option awards recognized during fiscal year 2006 are determined in accordance with SFAS 123(R) and, under SEC rules, disregard adjustments for forfeiture assumptions. In accordance with SFAS 123(R), the cost for option awards is estimated based on the following assumptions: volatility, risk-free interest rate, expected term and dividend. The costs for option awards recognized during fiscal year 2006 consisted of option awards that were granted during fiscal years 2002 and 2004. The assumptions used in calculating the costs include the following for option awards granted during fiscal year 2002: volatility of 94%; risk-free interest rate of 3.04%; expected term of five years; and no dividend yield. The assumptions used in calculating the costs include the following for option awards granted during fiscal year 2004: volatility of 90%; risk-free interest rate of 3.64%; expected term of five years; and no dividend yield.

(4)	During fiscal years 2006 and 2007, the named executive officers earned cash bonuses under the 2006 COIP and 2007 COIP, respectively, which are included in this column. The cash bonuses under the 2006 COIP were paid in February 2007. The cash bonuses under the 2007 COIP were paid in February 2008.

(5)	The amounts reported in the All Other Compensation column for 2007 include automobile allowances for Messrs. Earhart, Talevich and Dal Porto in the amounts of $23,483, $18,753 and $23,483, respectively, our matching contributions to the I-Flow Corporation Retirement Savings Plan for Messrs. Earhart, Talevich and Dal Porto in the amounts of $5,782, $3,355 and $4,887, respectively, amounts paid to Messrs. Earhart and Dal Porto for unused vacation in the amounts of $50,096 and $10,543, respectively, and the amounts reported below in the 2007 Fiscal Year Perquisites and Other Benefits Table.

2007 Fiscal Year Perquisites and Other Benefits Table

The following table sets forth certain of the perquisites and other benefits provided to named executive officers during 2007. The amounts below are all included in the “All Other Compensation” column of the Summary Compensation Table.

		Auto and Gas		Supplemental
		Expenses	Healthcare	Life Insurance	Other		Total
Name	Year	($)	($)(1)	($)	($)		($)

Donald M. Earhart	2007	8,134	8,533	37,830	—		54,497
James R. Talevich	2007	3,056	20,435	5,177	10,700	(2)	39,368
James J. Dal Porto	2007	5,058	17,324	18,563	10,700	(2)	51,645

(1)	The amounts reported in this column represent the insurance premiums for primary and secondary medical, dental and vision benefits paid by us on behalf of the named executive officers.

(2)	The amount reported represents the cost of commemorative watches provided to Messrs. Talevich and Dal Porto in connection with the successful closing of the sale of InfuSystem, Inc., our wholly owned subsidiary, to HAPC, Inc.

Grants of Plan-Based Awards in 2007

The following table provides information about equity and non-equity awards granted to the named executive officers in 2007. There can be no assurance that the Grant Date Fair Value of Stock Awards will be the amounts realized by the officers. The amount of the stock awards that were granted and expensed in 2007 is shown in the Summary Compensation Table above.

									All
									Other
									Stock	Grant
									Awards;	Date Fair
									Number of	Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Stock
		Board	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)

Donald M. Earhart	2/22/07	2/22/07	—	—	—	—	—	—	57,937	951,905
	N/A	2/22/07	50,000	500,000	875,000	17,500	70,000	100,000	—	1,150,100
James R. Talevich	2/22/07	2/22/07	—	—	—	—	—	—	19,313	317,313
	N/A	2/22/07	16,667	166,667	291,667	5,833	23,333	33,333	—	383,361
James J. Dal Porto	2/22/07	2/22/07	—	—	—	—	—	—	38,625	634,609
	N/A	2/22/07	33,333	333,333	583,333	11,667	46,667	66,667	—	766,739

(1)	Represents the potential value of the payout for each named executive officer under the 2007 COIP as approved by the independent directors of the board of directors on February 22, 2007. The potential payouts were performance-based and thus completely at risk. The actual cash bonus paid to each named executive officer for his 2007 performance is reported as Non-Equity Incentive Plan Compensation above in the Summary Compensation Table. In each case, the named executive officers received a bonus in excess of his target amount based on 2007 performance.

(2)	Represents the potential number of restricted shares for each named executive officer that may be issued under the 2007 COIP as approved by the independent directors of the board of directors on February 22, 2007. On February 21, 2008, pursuant to the 2007 COIP, restricted stock was awarded to Mr. Earhart, Mr. Dal Porto and Mr. Talevich in the amounts of 82,955 shares, 55,303 shares and 27,652 shares, respectively.

(3)	Represents the total number of shares of restricted stock earned pursuant to the 2006 COIP and granted on February 22, 2007. These shares of restricted stock are subject to a two-year vesting schedule under which 50% of the shares vest on the first anniversary of the grant date and 50% of the shares vest on the second anniversary of the grant date. In the event of a change in control (as defined in the plan), all restricted stock granted to Messrs. Earhart, Dal Porto and Talevich will immediately vest and all restrictions with respect thereto will immediately lapse.

(4)	Based on the closing price of the Company’s stock on the date of grant, which was $16.43 per share. Grant date fair values of estimated future payouts under equity incentive plan awards are calculated based on the number of shares to be awarded upon achievement of target. The determination of fair value disregards adjustments for forfeiture assumptions.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information on the current holdings of stock option and stock awards by the named executive officers as of December 31, 2007. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2007, which was $15.78 per share.

	Option Awards					Stock Awards
										Equity
										Incentive
								Equity		Plan
								Inventive		Awards;
			Equity					Plan		Market or
			Incentive					Awards;		Payout
			Plan				Market	Number of		Value of
			Awards;			Number	Value of	Unearned		Unearned
	Number of	Number of	Number of			of Shares	Shares or	Shares,		Shares,
	Securities	Securities	Securities			or Units	Units of	Units or		Units or
	Underlying	Underlying	Underlying			of Stock	Stock	Other		Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	(#)	(#)(5)		($)

Donald M. Earhart	113,750			2.50	2/5/08			80,000	(1)	1,262,400
	120,000			1.04	12/31/08			64,576	(2)	1,019,009
	34,723			11.52	1/2/09			75,000	(3)	1,183,500
	250,000			13.55	1/2/09			57,937	(4)	914,246
	40,366			3.37	12/31/09
	66,766			3.37	12/31/09
	192,000			3.37	12/31/09
	139,500			17.58	1/3/10
	105,000			1.28	1/1/11
	113,282			1.28	1/1/11
	25,000			1.28	1/4/11
James R. Talevich	2,025			11.52	1/2/09			26,667	(1)	420,805
	50,000			13.55	1/2/09			15,207	(2)	239,966
	50,000			17.58	1/3/10			25,000	(3)	394,500
								19,313	(4)	304,759
James J. Dal Porto	6,250			11.52	1/2/09			53,334	(1)	841,611
	100,000			13.55	1/2/09			30,415	(2)	479,949
	80,000			17.58	1/3/10			50,000	(3)	789,000
								38,625	(4)	609,503

(1)	The restricted stock was granted on February 23, 2006 and subject to a five-year vesting schedule under which 20% of the shares vest on each anniversary of the grant date until the fifth anniversary of the grant date.

(2)	The restricted stock was granted on February 23, 2006 and subject to a three-year vesting schedule under which 25% of the shares vest on the first anniversary of the grant date, 25% of the shares vest on the second anniversary of the grant date, and 50% of the shares vest on the third anniversary of the grant date.

(3)	The restricted stock was granted on February 23, 2006 and subject to a three-year vesting schedule under which 50% of the shares vest on the second anniversary of the grant date and 50% of the shares vest on the third anniversary of the grant date.

(4)	The restricted stock was granted on February 22, 2007 and subject to a two-year vesting schedule under which 50% of the shares vest on the first and second anniversary of the grant date.

(5)	In the event of a change in control (as defined in the 2001 Plan), all restricted stock granted to Messrs. Earhart, Dal Porto and Talevich will immediately vest and all restrictions with respect thereto will immediately lapse.

Option Exercises and Stock Vested Table in Fiscal Year 2007

The following table provides information regarding stock option exercises and restricted stock awards vested by the named executive officers during 2007, including the number of shares acquired upon exercise or vesting and the value realized.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
	(#)	($)	(#)	($)

Donald M. Earhart(1)	100,000	1,757,000	41,525	671,459
James R. Talevich	—	—	11,736	189,771
James J. Dal Porto	—	—	23,471	379,526

(1)	Mr. Earhart exercised the following stock options during 2007: 100,000 stock options on August 9, 2007, with an exercise price of $2.50 per share. The value realized was calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the applicable exercise price.

Employment Agreements

Donald M. Earhart.  Mr. Earhart joined us as President and Chief Operating Officer in June 1990 and has been our Chief Executive Officer since July 1990. Upon the commencement of his employment, we entered into a written employment agreement with Mr. Earhart, which agreement was subsequently amended in June 2001, February 2006 and February 2008. The employment agreement, as amended, is automatically renewed annually unless Mr. Earhart is terminated by the board of directors. Pursuant to the amended employment agreement, Mr. Earhart receives a minimum base salary, which is subject to adjustment upward by the board of directors and which may not be reduced absent his consent once it is increased, plus a bonus to be determined annually by the board of directors based on attainment of goals set by the board. Mr. Earhart also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Earhart with a life insurance policy providing coverage equal to at least two times his annual base salary.

Mr. Earhart’s employment agreement also provides for a severance payment if he is terminated without cause or if he resigns because his job location is transferred without his consent. The severance payment includes a cash payment equal to three times the sum of (i) his annual salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the previous three full fiscal years. In addition, he is entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, together with any and all deferred and unpaid bonus amounts earned by Mr. Earhart prior to June 21, 2001. Lastly, all of Mr. Earhart’s outstanding and unvested options, restricted stock and other equity-based awards will immediately become fully vested and, to the extent relevant, exercisable and all of his outstanding options and any stock appreciation rights will remain exercisable for the remainder of their term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal Revenue Code), and he is entitled to receive three years of continued participation in our group medical insurance programs unless he obtains coverage through another employer. Mr. Earhart’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006 and February 21, 2008, in connection with our efforts to comply with Section 409A of the Internal Revenue Code, the board of directors approved amendments to Mr. Earhart’s employment and change in control agreements. Because Section 409A may subject compensation or benefits paid in connection with an employee’s termination of employment to additional taxes, the amendments to the employment and change in control agreements provide that if, at the time of Mr. Earhart’s termination of employment, he is a “specified employee” (as defined in Section 409A), and one or more of the payments or benefits received or to be received by him pursuant to his employment or change in control agreement would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control (as defined in the employment and change in control agreements), all forms of unvested, restricted and outstanding equity-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

James J. Dal Porto.  Mr. Dal Porto joined us in October 1989 and has been our Executive Vice President and Chief Operating Officer since February 1994. In June 2001, Mr. Dal Porto entered into an amended and restated employment agreement. The employment agreement provides for an initial base salary, which would be subject to adjustment upward by the board of directors, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Dal Porto also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Dal Porto with a life insurance policy providing coverage equal to at least two times his annual base salary. Mr. Dal Porto’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to two times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Dal Porto in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Dal Porto’s unvested and outstanding stock options, restricted stock and other equity-based awards immediately become fully vested and, to the extent relevant, exercisable for their remaining term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal Revenue Code). He is entitled to receive two years of continued participation in our group medical insurance programs, unless he obtains coverage through another employer. Mr. Dal Porto’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006 and February 21, 2008, the board of directors also approved amendments to Mr. Dal Porto’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and provide that if, at the time of Mr. Dal Porto’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

James R. Talevich.  Mr. Talevich joined us in August 2000 as our Chief Financial Officer. Mr. Talevich entered into a written employment agreement at that time. In May 2007, Mr. Talevich entered into an amended and restated employment agreement. The employment agreement provides for an initial base salary, which would be subject to adjustment upward by the board of directors, plus a bonus to be determined in accordance with the terms of each year’s management bonus program as reasonably determined by the board of directors. Mr. Talevich also receives other benefits, such as insurance coverage, an automobile allowance and paid vacation. We provide Mr. Talevich with a life insurance policy providing coverage equal to at least two times his annual base salary.

Mr. Talevich’s employment agreement also provides that he is entitled to a severance payment if he is terminated without cause or if he resigns his employment because his job location is transferred without his prior consent. The severance payment is a cash payment equal to one times the sum of (i) his annual salary plus (ii) an amount equal to the average annual bonus earned by Mr. Talevich in the previous three full fiscal years. He is also entitled to receive any bonus, or relevant portion thereof, earned for the fiscal year in which he is terminated. Upon a qualifying termination, Mr. Talevich’s unvested and outstanding stock options, restricted stock and other equity-based awards immediately become fully vested and, to the extent relevant, exercisable for their remaining term (but in no event later than the last day prior to the day that any extension would cause such options or stock appreciation rights to become subject to Section 409A of the Internal Revenue Code). He is entitled to receive one year of continued participation in our group medical insurance programs, unless he obtains coverage through another employer. Mr. Talevich’s employment agreement also provides that he is entitled to receive such additional, incremental severance payments for which he would qualify under the terms of his change in control agreement, which is discussed below.

On February 23, 2006, the board of directors approved amendments to Mr. Talevich’s change in control agreement, and on February 21, 2008, the board of directors approved amendments to Mr. Talevich’s employment and change in control agreements. The amendments to the employment and change in control agreements are substantially similar to those approved for Mr. Earhart and Mr. Dal Porto and provide that if, at the time of Mr. Talevich’s termination of employment, he is a specified employee, and one or more of the payments or benefits received or to be received by him would constitute deferred compensation subject to Section 409A, then no such payment or benefit will be provided under the agreement until, generally, six months after the date of his separation from service. Furthermore, the 2006 amendments provide that, with respect to a termination without cause or in the event of a change in control, all forms of unvested, restricted and outstanding stock-based awards (including options, restricted stock and otherwise), not only stock options, immediately and automatically become fully vested, have all restrictions lapse, and (to the extent relevant) become exercisable. In addition, the 2008 amendments provide fixed dates for certain severance and bonus payments made upon a qualifying termination or change in control and for certain disability payments. The amendments also amend and restate the provisions of the agreements generally requiring deferral of payments covered by Section 409A under certain circumstances and permitting the Company to reform provisions of the agreements to maintain to the maximum extent practicable the original intent of the applicable provisions without violating Section 409A.

Change In Control Agreements

Donald M. Earhart.  In June 2001, Mr. Earhart entered into a change in control agreement that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Earhart’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or three years following a change of control, unless Mr. Earhart is terminated for cause or the termination is the result of Mr. Earhart’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Earhart’s severance benefits generally consist of a lump sum cash payment equal to three times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for three years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Earhart’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Earhart shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Earhart under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however, that if Mr. Earhart is terminated within

90 days prior to or three years after a change in control as a result of a disability, then Mr. Earhart’s benefits will be governed by his employment agreement.

James J. Dal Porto.  In June 2001, Mr. Dal Porto entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Dal Porto’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or two and one-half years following a change of control, unless Mr. Dal Porto is terminated for cause or the termination is the result of Mr. Dal Porto’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Dal Porto’s severance benefits generally consist of a lump sum cash payment equal to two and one-half times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two and one-half years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Dal Porto’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Dal Porto shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Dal Porto under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control; provided, however , that if Mr. Dal Porto is terminated within 90 days prior to or two and one-half years after a change in control as a result of a disability, then Mr. Dal Porto’s benefits will be governed by his employment agreement.

James R. Talevich.  In June 2001, Mr. Talevich entered into a change in control agreement with us that provides for the payment of severance benefits in the event that his employment is terminated in connection with a change in control. In addition, as described further above, Mr. Talevich’s change in control agreement was amended on February 23, 2006 and February 21, 2008 to, among other matters, comply with Section 409A of the Internal Revenue Code. As amended, the severance benefits are payable if his employment with us is terminated within 90 days prior to or two years following a change of control, unless Mr. Talevich is terminated for cause or the termination is the result of Mr. Talevich’s voluntary resignation (which does not include resignations resulting from a material adverse change in responsibilities, status, base salary, authority or location of workplace) or his death or disability.

Mr. Talevich’s severance benefits generally consist of a lump sum cash payment equal to two times the sum of (i) his annual base salary in effect at the time of termination plus (ii) an amount equal to the average annual bonus earned in the three previous full fiscal years. He is also entitled to receive any bonus, or pro rata portion thereof, earned for the fiscal year in which he is terminated, and coverage for two years under our group medical insurance programs unless he obtains coverage through another employer. In addition, Mr. Talevich’s change in control agreement provides that an additional payment will be made to him if he is required to pay excise taxes in connection with his receipt of the foregoing benefits, such that the net amount received by Mr. Talevich shall be equal to the total payments he would have received had the tax not been incurred by him. The severance payment to Mr. Talevich under the change in control agreement is in lieu of any severance payments that he might otherwise receive from us in the event of a change in control.

Potential Payments Upon Termination or a Change in Control

The table below reflects the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive officer’s employment for specified reasons. The amount of compensation payable to each named executive officer upon involuntary not-for-cause termination, termination following a change of control and in the event of disability of the executive officer is shown below. The amounts shown assume that such termination was effective as of December 31, 2007 and use the closing price of our common stock as of December 31, 2007 ($15.78), and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company.

		Involuntary,
		Not for Cause or	Change in
		Voluntary,	Control
		Good Reason	(Qualifying
	Potential Executive	Termination	Termination)	Disability
Name and Principal Position	Benefits and Payments	Total ($)	Total ($)	Total $(1)

Donald M. Earhart	Cash Severance(2)	9,049,416	9,049,416	2,293,986
Chairman & CEO	Bonus(3)	2,013,575	2,013,575	—
	Equity
	Stock Awards — Unvested and accelerated(4)	4,379,155	4,379,155	—
	Healthcare, Life & Disability	139,089	139,089	—
	Tax Gross-ups	—	4,279,404	—
	Total	15,581,235	19,860,639	—

James R. Talevich	Cash Severance(5)	1,101,320	2,202,640	4,454,127
CFO	Bonus(3)	671,197	671,197	—
	Equity
	Stock Awards — Unvested and accelerated(4)	1,360,030	1,360,030	—
	Healthcare, Life & Disability	25,612	51,224	—
	Tax Gross-ups	—	1,009,555	—
	Total	3,158,159	5,294,646	—

James J. Dal Porto	Cash Severance(6)	3,884,062	4,855,078	10,500,930
Executive Vice President & COO	Bonus(3)	1,342,378	1,342,378	—
	Equity
	Stock Awards — Unvested and accelerated(4)	2,720,063	2,720,063	—
	Healthcare, Life & Disability	71,774	89,718	—
	Tax Gross-ups	—	2,095,563	—
	Total	8,018,277	11,102,799	—

(1)	This column was calculated by multiplying 60% of Total Compensation, as disclosed in the Summary Compensation Table, by the number of years, prorated as of December 31, 2007, until the named executive officer reaches the age of 65.

(2)	The net cash severance that Mr. Earhart would receive after taxes, based on a 43.78% tax rate effective December 31, 2007, would be $5,087,582 for either an involuntary, not for cause, voluntary, good reason termination or a qualifying change in control and $1,289,679 for a disability.

(3)	The value of the bonus amount consists of the pro rata portion of the amount earned under the 2007 COIP, as of December 31, 2007, which is 100% of the bonus awarded in February of 2008. This amount includes the grant date fair value of restricted stock awards subject to a two-year vesting schedule under which 50% of the shares vest on the first and second anniversary of the grant date.

(4)	The value of the restricted stock vesting was calculated by multiplying the number of unvested shares on December 31, 2007 by the closing market price of the Company’s common stock as of December 31, 2007, which was $15.78 per share.

(5)	The net cash severance that Mr. Talevich would receive after taxes, based on a 43.78% tax rate effective December 31, 2007, would be $619,162 for an involuntary, not for cause, or voluntary, good reason termination, $1,238,324 for a qualifying change in control and $2,504,110 for a disability.

(6)	The net cash severance that Mr. Dal Porto would receive after taxes, based on a 43.78% tax rate effective December 31, 2007, would be $2,183,620 for either an involuntary, not for cause, voluntary, good reason termination, $2,729,525 for a qualifying change in control and $5,903,623 for a disability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the beneficial ownership of our outstanding common stock as of April 1, 2008 by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Shares		Percentage of Shares
	of Common Stock		of Common Stock
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)		Beneficially Owned(3)

State of Wisconsin Investment Board	2,204,277	(4)	8.7%
P.O. Box 7842 Madison, WI 53707
Kleinheinz Capital Partners, Inc. et al.(5)	1,780,241	(5)	7.1 (5)
301 Commerce Street, Suite 1900 Fort Worth, Texas 76102
Capital World Investors	1,572,000	(6)	6.2
333 South Hope Street Los Angeles, CA 90071
FMR LLC	1,497,134	(7)	5.9
82 Devonshire Street Boston, MA 02109
Janus Capital Management LLC	1,405,585	(8)	5.6
151 Detroit Street Denver, CO 80206
Donald M. Earhart	2,010,096	(9)	7.6
John H. Abeles, M.D.	352,500	(10)	1.4
James J. Dal Porto	519,915	(11)	2.1
Jack H. Halperin	40,000	(12)	*
Joel S. Kanter	117,993	(13)	*
Erik H. Loudon	46,000	(14)	*
Henry T. Tai, Ph.D., M.D.	300,440	(15)	1.2
James R. Talevich	228,840	(16)	*
All directors and executive officers as a group (8 persons)	3,615,784	(17)	13.6

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630.

(2)	The table includes the number of shares underlying options that are exercisable within 60 days after April 1, 2008 and all restricted stock granted prior to April 1, 2008, without regard to restrictions. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners.

(3)	Percentage of ownership is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. As of April 1, 2008, there were 25,210,453 shares of our common stock outstanding.

(4)	Based on the information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008.

(5)	Based on the information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. In addition to Kleinheinz Capital Partners, Inc. (“Kleinheinz”), the reporting persons include: Kleinheinz Capital Partners LDC (“LDC”) (Address: c/o Walkers SPV Limited, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9002 Cayman Islands); and John Kleinheinz (Address: 301 Commerce Street, Suite 1900, Fort Worth, Texas 76102). Kleinheinz and LDC may be deemed beneficial owners of 1,780,241 shares (7.0% of common stock beneficially owned) and John Kleinheinz may be deemed the beneficial owner of 1,807,741 shares (7.1% of common stock beneficially owned). Kleinheinz and LDC have the sole power to vote and dispose of 1,780,241 shares of common stock beneficially owned, and John Kleinheinz has the sole power to vote and dispose of 1,807,741 shares of common stock beneficially owned.

(6)	Based on the information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008.

(7)	Based on the information contained in the Schedule 13G, Amendment No. 2, filed with the Securities and Exchange Commission on February 14, 2008.

(8)	Based on the information contained in the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008.

(9)	Includes (i) 889,986 shares of common stock held of record by Mr. Earhart, (ii) 33,473 shares of common stock held of record by Mr. Earhart’s spouse, and (iii) 1,086,637 shares of common stock issuable upon the exercise of stock options held by Mr. Earhart which are exercisable within 60 days.

(10)	Includes (i) 332,500 shares of common stock held of record by Northlea Partners, Ltd., a limited partnership, of which Dr. Abeles is the general partner (as to which Dr. Abeles disclaims beneficial ownership except to the extent of his pecuniary interest therein) and (ii) 20,000 shares of common stock issuable upon the exercise of stock options held by Northlea Partners, Ltd. which are exercisable within 60 days.

(11)	Includes (i) 333,665 shares of common stock held of record by Mr. Dal Porto and (ii) 186,250 shares of common stock issuable upon the exercise of stock options held by Mr. Dal Porto which are exercisable within 60 days.

(12)	Includes (i) 20,000 shares of common stock held of record by Mr. Halperin and (ii) 20,000 shares of common stock issuable upon the exercise of stock options held by Mr. Halperin which are exercisable within 60 days.

(13)	Includes (i) 47,500 shares of common stock held of record by Mr. Kanter, (ii) 49,493 shares of common stock held of record by Windy City, Inc., a Delaware corporation (“Windy City”), (iii) 1,000 shares of common stock held of record by Mr. Kanter’s spouse, and (iv) 20,000 shares of common stock issuable upon the exercise of options held by Mr. Kanter which are exercisable within 60 days. Of this amount, 49,993 shares of common stock are pledged as security. Mr. Kanter is the President of Windy City and a member of its board of directors. As a result, he has voting and dispositive power as to shares of our stock held by Windy City. Mr. Kanter disclaims any and all beneficial ownership of securities held by Windy City.

(14)	Includes (i) 26,000 shares of common stock held of record by Mr. Loudon and (ii) 20,000 shares of common stock issuable upon the exercise of stock options held by Mr. Loudon which are exercisable within 60 days. 1,500 shares of common stock are pledged as security.

(15)	Includes (i) 279,800 shares of common stock held of record by Dr. Tai, (ii) 640 shares of common stock held of record by Dr. Tai’s spouse, and (iii) 20,000 shares of common stock issuable upon the exercise of stock options held by Dr. Tai which are exercisable within 60 days.

(16)	Includes (i) 126,815 shares of common stock held of record by Mr. Talevich and (ii) 102,025 shares of common stock issuable upon the exercise of stock options held by Mr. Talevich which are exercisable within 60 days.

(17)	In addition to the shares and options beneficially owned by the officers, directors and the immediate family members of such officers and directors, this number includes (i) 49,493 shares of common stock beneficially owned by Windy City and (ii) 352,500 shares of common stock, including options exercisable within 60 days, beneficially owned by Northlea Partners, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED
PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, none of our employees or directors who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) failed to file on a timely basis reports regarding our securities required by Section 16(a) of the Exchange Act during the year ended December 31, 2007.

Review of Related Person Transactions

Our audit committee reviews all relationships, transactions and arrangements in which the Company and any director, nominee for director, greater than 5% beneficial holder of our stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify an Interested Transaction. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. The chair of the audit committee is authorized to approve or ratify any Interested Transactions with a related party in which the aggregate amount involved is expected to be less than $60,000. Our finance department assists in monitoring Interested Transactions and our audit committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the audit committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and to the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the audit committee.

Related Party Transactions

No director, executive officer, nominee for election as a director or any beneficial holder of more than five percent of our outstanding capital stock had any material interest, direct or indirect, in any reportable transaction with us during the 2007 fiscal year, or since the commencement of the current fiscal year, or any reportable business relationship with us during such time.

AUDIT MATTERS

Audit Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP for services provided during 2007 and 2006:

	2007	2006

Audit Fees	$1,048,380	$1,007,320
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$(380,047)	$671,318

Total	$668,333	$1,678,638

Audit Fees.  The fees identified under this caption were for professional services rendered by Deloitte & Touche LLP for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports on Form 10-Q. The amounts shown also include fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, and fees for other services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements for the years identified. The amounts shown also include payments for services rendered in connection with fiscal years 2007 and 2006 which were billed in the following fiscal year.

Audit-Related Fees.  No audit-related fees were paid in 2007 or 2006 for assurance and related services related to the performance of the audit or review of our financial statements which were not reported under the caption “Audit Fees.”

All Other Fees.  The fees identified under this caption were for professional services rendered by Deloitte & Touche LLP for the audit of InfuSystem, Inc., our wholly owned subsidiary, in connection with the sale of InfuSystem, Inc. to HAPC, Inc. On October 25, 2007, at the closing of the sale, we received reimbursement of $945,793 by HAPC of certain divestiture expenses incurred in 2007 and 2006 by the Company directly resulting from the transaction. Of that amount, $633,964 related to the services rendered by Deloitte & Touche LLP in 2007 and 2006, which resulted in a net credit for “All Other Fees” in 2007 of $380,047.

Approval Policy.  All engagements of the independent registered public accounting firm in 2007 and 2006 were pre-approved by the audit committee. The audit committee has adopted policies and procedures relating to the approval of all services that are to be performed by our independent registered public accounting firm. The pre-approval policy generally provides that we will not engage our independent registered public accounting firm to render any services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the audit committee may pre-approve specified types of services that we expect our independent registered public accounting firm to provide during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The audit committee may delegate to a subcommittee or a member of the audit committee the authority to approve any services to be provided to us by our independent registered public accounting firm. Any approval of services by a subcommittee or a member of the audit committee pursuant to this delegated authority is reported on at the next meeting of the audit committee.

Report of the Audit Committee

The audit committee has responsibility for overseeing our accounting and financial reporting processes and the audits of our financial statements. During 2007, management completed the testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder. After the evaluation was completed, management met with the audit committee and reviewed the effectiveness of our internal control over financial reporting. The audit committee also reviewed the report of management contained in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2007 and the Report of Independent Registered Public Accounting Firm of Deloitte & Touche LLP included in the Annual Report on Form 10-K related to Deloitte & Touche LLP’s audit of (i) our consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The audit committee continues to oversee I-Flow Corporation’s efforts related to its internal control over financial reporting and management’s evaluation of the same.

In addition, the audit committee of the board of directors has reviewed and discussed the audited financial statements with management and has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Joel S. Kanter, Chairman
John H. Abeles, M.D.
Jack H. Halperin, Esq.

ADDITIONAL INFORMATION

Other Matters of Business

At the time of the preparation of this proxy statement, our board of directors had not been informed of any other matters that would be presented for action at the annual meeting. If any other matters are properly presented, the persons named in the accompanying form of proxy will vote or refrain from voting in accordance with their best judgment.

Stockholder Proposals

2009 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2009 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement no later than December 21, 2008. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws, as discussed below, and the rules and regulations promulgated by the Securities and Exchange Commission.

Our bylaws further require that stockholder proposals made outside of Rule 14a-8 under the Exchange Act must be submitted in accordance with the requirements of the Bylaws. Our bylaws require that a stockholder give our Corporate Secretary timely written notice of any proposal or nomination of a director. To be timely, such written notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to a scheduled annual meeting of stockholders or, if less than 70 days notice or prior public disclosure of the date of the scheduled annual meeting of stockholders is given or made, such written notice must be received by our Corporate Secretary not later than the close of business on the 10th day following the earlier of the date of the first public announcement of the date of such meeting or the date on which such notice of the scheduled meeting was mailed.

In addition, any notice to our Corporate Secretary regarding a stockholder proposal must include, as to each matter the stockholder proposes to bring before the meeting: a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on our books, of the stockholder proposing such business; the class and number of shares of our stock that are beneficially owned by the stockholder; and any material interest of the stockholder in such business.

In addition, any notice to our Corporate Secretary regarding a nomination for the election of a director must include: the name, age, business address and residence address; the principal occupation or employment of the nominee; and the class and number of shares of our common stock which are beneficially owned by the stockholder; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the board of directors; and the consent of each nominee to serve as a director if so elected.

Incorporation by Reference

The reports of the compensation committee and the audit committee, which appear on pages 15 and 27, respectively, shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act or incorporated by reference in any document so filed.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from his or her broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his or her broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling the number listed below under the heading “Availability of Additional Information.” Stockholders residing at the same address who are currently receiving separate annual reports or proxy statements and wish to receive a single set of documents should also contact their brokers directly or call the number listed below under the heading “Availability of Additional Information.”

Availability of Additional Information

Along with this proxy statement, we have provided each stockholder entitled to vote a copy of our 2007 Annual Report (which includes our Annual Report on Form 10-K for our fiscal year ended December 31, 2007). We will provide, without charge, a copy of our 2007 Annual Report and/or our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2007 upon the written or oral request of any stockholder or beneficial owner of our common stock. Written requests should be directed to the following address: Investor Relations, I-Flow Corporation, 20202 Windrow Drive, Lake Forest, California 92630. Telephonic requests should be directed to (949) 206-2700.

By order of the board of directors,

Donald M. Earhart
Chairman of the Board of Directors
President and Chief Executive Officer

I-FLOW CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Donald M. Earhart and James J. Dal Porto, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of I-Flow Corporation held by record by the undersigned on April 1, 2008 at the Annual Meeting of Stockholders to be held on Thursday, May 22, 2008, and any adjournment or postponement thereof, as indicated below the like effect as if the undersigned were personally present and voting upon the following matters.
(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
I-FLOW CORPORATION
May 22, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR B LACK INK AS SHOWN HERE

☒

1.	Election of three Class III directors named below to serve until the annual meeting of stockholders to be held in the year 2011 and until their successors have been duly elected and qualified.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of I-Flow Corporation for the fiscal year ending December 31, 2008.	☐	☐	☐
☐	NOMINEES:
	FOR ALL NOMINEES	O	JOHN H. ABELES
		O	DONALD M. EARHART		3.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the annual meeting or any adjournment thereof.
		O	HENRY TSUTOMU TAI
☐	WITHHOLD AUTHORITY
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the above-named nominees and FOR proposal 2. This proxy confers discretionary authority with respect to matters not known or determined at the time of mailing the notice of annual meeting and the enclosed proxy statement.

FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith and directs that his or her votes be cast by the above named proxies in the manner directed herein. All other proxies heretofore given by the undersigned to vote shares of common stock of I-Flow Corporation are expressly revoked.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted via this method.

				☐	Please sign and return this proxy. The giving of this proxy will not affect your right to vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may submit a later dated revocation or amendment to this proxy to the corporate Secretary of the Company on any of the issues set forth above.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.